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                                                               Exhibit No. 99.11

                            MFS INVESTMENT MANAGEMENT
              500 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116-3741
                                                   617-954-5000

                       OPINION OF JAMES R. BORDEWICK, JR.

                                   EXHIBIT 11

James R. Bordewick, Jr.
Senior Vice President and Associate General Counsel
Phone: (617) 954-5182
Fax:     (617) 954-7760


                                                                 May 1, 2001

MFS Strategic Income Fund
A Series of MFS Series Trust VIII

Ladies and Gentlemen:

         I have acted as counsel to MFS Strategic Income Fund (the "Strategic Income Fund"), a series of MFS Series Trust VIII, a Massachusetts business trust ("Trust VIII"), in connection with the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the "Commission") on or about May 1, 2001 (the "Registration Statement"), with respect to an indefinite number of Shares of Beneficial Interest (no par value) (the "Shares") of the Strategic Income Fund to be issued pursuant to an Agreement and Plan of Reorganization dated April 26, 2001 by and among MFS Series Trust VIII, on behalf of the MFS Strategic Income Fund, and MFS Series Trust VII, a Massachusetts business trust ("Trust VII"), on behalf of the MFS Global Governments Fund (the "Global Governments Fund"), a series of MFS Series Trust VII (the "Agreement").

         In connection with this opinion, I have examined the following documents:

         (a)      the Registration Statement;

         (b)      the Agreement;

         (c) a certificate of the Secretary of State of The Commonwealth of Massachusetts as to the existence of Trust VIII;

         (d) copies of the Trust VIII's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

         (e) Trust VIII's Amended and Restated By-Laws and certain votes of the Trustees of Trust VIII.

         In such examination, I have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing any document. I have also assumed, for the purposes of this opinion, that the Agreement, in substantially the form reviewed by me, is duly executed and delivered by the parties thereto and that all of the conditions set forth in "Information About the Reorganization-Agreement and Plan of Reorganization" in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

         This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         This opinion is limited solely to the laws of The Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

         I understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Agreement and Trust VIII's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that shareholders of Trust VIII may under certain circumstances be held personally liable for the Trust's obligations.

         A copy of Trust VIII's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Agreement are not binding upon any of Trust VIII's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of Trust VIII in accordance with its interest under the Agreement. I further note that the assets and liabilities of each series of Trust VIII, such as the MFS Strategic Income Fund, are separate and distinct and that the obligations of or arising out of the Agreement are binding solely upon the assets or property of the MFS Strategic Income Fund.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,


                                                JAMES R. BORDEWICK, JR.
                                                -----------------------
                                                James R. Bordewick, Jr.

JRB/bjn